Exhibit 19
Insider Trading Policy

Background
During the course of your relationship with Titan International, Inc. and its subsidiary companies (collectively referred to as the “Company”), directors, officers, employees and consultants/contractors (including immediate family members, such as a spouse and minor children, and anyone living in the household of any such person) may come into possession of confidential and highly sensitive information concerning the Company, its suppliers, customers or other companies with which the Company has contractual relationships or may be negotiating transactions. The Company’s policy regarding “insider trading” or trading in Company securities is designed to protect the reputation and integrity of the Company and its directors, officers, employees and other persons from any appearance of impropriety when trading in Company securities.

Purpose
The purpose of this document is to define Company policies regarding trading in Company securities to ensure that neither the Company nor any person covered by this policy violates the laws against insider trading.

Policy
The Company’s policies regarding trading in Company securities are presented below.

Procedure
Explanation of the Law
The United States federal securities laws and regulations prohibit the purchase or sale of a security at a time when the person trading in that security is aware of material, non-public information concerning the issuer of the security, which has been obtained or is being used in breach of a duty of trust or confidence that is owed directly or indirectly to the issuer of that security or the shareholders of that issuer, or to any other person who is the source of the material non-public information. Sharing of material non-public information with a third party, under circumstances where improper trading can be anticipated, is also prohibited. Parents, children, spouses and other such family members or close friends are included in the definition of “third party.” Violation of these provisions does not depend on whether the material, non- public information is actually used in making the trade.

Information is considered to be available to the public only when it has been released to the public through appropriate channels (for example, by means of a public filing with the Securities and Exchange Commission or a press release) and enough time has elapsed to permit the investment market to absorb and evaluate the information. In general, two full trading days following the date of public disclosure is regarded as a reasonable period of time to elapse before trading.

Applicability
This policy regarding transactions in Company securities applies to all trading or other transactions in the Company’s securities, including common stock, options, and any other securities the Company may issue, such as preferred stock, debt securities, convertible securities, as well as derivative securities relating to any of the Company’s securities, whether or not issued by the Company.

This policy applies to (1) all employees of the Company, all officers of the Company and all members of the board of directors of the Company, (2) consultants, contractors and other service providers to the Company if and as designated by the Chief Financial Officer of the Company, and (3) with respect to any person specified in clauses (1) or (2), (a) such person’s immediate family members (i.e., any spouse, parents, children and siblings) residing in the same household, (b)such person’s family members who do not live in the same household but whose transactions in Company securities are directed or subject to influence or control of such person subject to this policy, (c) any other person living in such person’s household, and (d) any person or entity over which such person has sole or shared investment or other control (the persons and entities covered by this clause (3) being referred to as “Related Persons”). Accordingly, each person specified in clauses (1) and (2) above is responsible for informing any of such person’s Related Persons of this policy and ensuring that they conform their actions to the requirements of this policy.

No Trading on Material, Non-Public Information
Subject to the provisions of this policy pertaining to transactions pursuant to, and in accordance with, an Approved 10b5-1 Plan (as defined below), if a person subject to this policy is aware of material, non-public information about the Company, such person may not (1) buy or sell securities issued by the Company or engage in any other action or conduct to take personal advantage of that information, (2) pass along the information to others outside the Company, including family or friends, except and only to the extent set forth in the last paragraph of this section, or (3) permit any such person’s Related Persons to purchase or sell such securities.

In addition to purchasing and selling, each of the Company’s Board of Directors and the Chief Financial Officer reserves the right, on behalf of the Company, to prohibit transactions that have the appearance of insider trading or unlawful tipping.

To allow for public dissemination and evaluation of material information after public disclosure through appropriate channels, persons subject to this policy should allow a reasonable period of time to elapse (at least two full trading days after the date of the public disclosure) before any person subject to this policy should disclose material, non-public information only (1) to other employees, officers, directors or attorneys of the Company who have a need to know the information to make a business decision or other judgment on behalf of the Company and only to the extent such person has been authorized to do so, or (2) to the extent such person is expressly authorized to do so pursuant to, and in accordance with, the Company’s policies regarding public disclosure. The recipient of the information may be bound by this policy as a result of the recipient’s position or relationship with the Company, but will in any event be bound by the insider trading laws discussed above.

Material Non-Public Information
The general restrictions on trading in Company securities described above under the heading “No Trading on Material, Non-Public Information” come into play only if the information you possess is “material, non-public information.” In general, “material, non-public information” is defined broadly and includes information that is not available to the public at large which a reasonable investor would want to know before making an investment decision (including buying, selling or retaining a security), and the standard for “materiality” may be perceived as a relatively low threshold. Information is generally regarded as material if it could be expected to have market significance. In other words, if public dissemination of information could be expected to affect the market price of the Company’s securities, whether positive or negative, such information should be considered material. Though not nearly a complete list, common examples of information that will frequently be regarded as material are:

•financial results;
•a pending or proposed merger, acquisition or joint venture;
•a pending or proposed sale or disposition of significant assets;
•developments involving significant corporate relationships;
•matters relating to a new financing;
•changes in dividend policies;
•significant litigation exposure due to actual or threatened litigation; or
•changes in senior management.

Material information is not limited to historical facts but may also include projections or forecasts. With respect to a future event, such as a merger or acquisition, the point at which the negotiations are determined to be material involves the balancing of the probability that the event will occur against the magnitude of the effect the event would have on the Company’s operations or stock price should it occur.

Determinations regarding the “materiality” of information are inherently judgment based; the Chief Financial Officer is available to assist in this regard.

Blackout Period
Subject to the provisions of this policy pertaining to transactions pursuant to, and in accordance with, an Approved 10b5-1 Plan, each of the persons designated on Appendix A (collectively referred to as “Restricted Persons”) is prohibited from trading in Company securities during the period beginning fifteen (15) calendar days before and ending one (1) full trading day after the public release of any of the Company’s regular quarterly or annual financial reports.

In addition, there may be other circumstances where the Company will impose a temporary blackout period on the Restricted Persons (or a subset thereof) and/or other Company personnel if the Chief Financial Officer or the Company’s Board of Directors determines that circumstances warrant a halt in trading by those persons (e.g., during negotiations related to material acquisitions or dispositions). Those persons may not trade in the Company’s securities until the temporary blackout period expires or is terminated, and they are prohibited from disclosing the existence of the temporary blackout period to any other persons.

Notice of any temporary Blackout Periods will be provided by the Chief Financial Officer to the appropriate people.

The following types of transactions are exempted from this policy’s restrictions on transactions in Company securities, including the restrictions on transactions in Company securities during Blackout Periods:
•The purchase of common stock upon exercise of vested stock options granted by the Company. This exemption does not apply to sales of common stock acquired through the exercise of stock options.
•Prearranged 401(k) automatic purchases of the Company’s common stock (provided that instructions with respect to such prearranged purchases are given or made only while the person is not aware of material, non-public information and, if such person is a Restricted Person, at a time other than during a blackout period).
•The exercise of a tax withholding right pursuant to which a recipient of an option, stock grant, or other award under one of the Company’s equity plans elects to have the Company withhold shares of the Company’s common stock to satisfy tax withholding requirements, to the extent permitted by the Company.

Rule 10b5-1 Trading Plans
In addition to the transactions set forth above, transactions pursuant to, and in accordance with, an Approved 10b5-1 Plan are exempted from this policy’s restrictions on transactions in Company securities. For purposes of this policy, an “Approved 10b5-1 Plan” means a preexisting written plan, contract or instruction that (1) complies with (and for which the Chief Financial Officer, following review, must be satisfied that such plan, contract or instruction complies with) Rule 10b5-1 under the Securities Exchange Act of 1934 and (2) that satisfies the following requirements:
•Has been reviewed and approved by the Chief Financial Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Chief Financial Officer).

•Was entered into (or modified) in good faith by the person (1) at a time when the person was not in possession of material non-public information about the Company, and (2) the Chief Financial Officer was satisfied that such person was not in possession of such information, and (3) with respect to any Restricted Person, at a time other than during a blackout period. The person must also act in good faith with respect to the operation of the plan. A plan entered into by a director or an officer must include a representation certifying that such person, at the time of adoption, (1) is not aware of material non-public information about the Company or its securities and (2) is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 of the Securities Exchange Act of 1934.
•The plan (1) gives a third party the discretionary authority to execute such purchases and sales, outside the control or influence of the person, so long as such third party does not possess any material non-public information about the Company; or (2) explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and the date(s) of transactions, or (3) includes a written formula or algorithm, or computer program, for determining amounts, prices and dates.
•The person may not have more than one single-trade plan within any twelve month period.
•The person may not have multiple overlapping plans. This restriction does not apply to plans not involving open-market transactions, such as employee benefit plans, ESOPs or DRIPs. A person may have two plans, so long as the later-commencing plan is not authorized to begin until after all trades under the earlier-commencing plan are completed or expire without execution, provided that the later-commencing plan would need to conform with the Cooling Off Period described below. A contract, instruction or Plan for an eligible cover-to-sell transaction is not considered an overlapping plan. An “eligible cover-to-sell transaction” authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award and the covered person does not otherwise exercise control over the timing of such sale. If a person uses more than one broker to execute trades under a single Rule 10b5-1 Plan (if, for example, a person has securities held in accounts at different brokers), a series of separate contracts with brokers to execute trades may be treated as a single plan when, taken together, those contracts meet all of the conditions of Rule 10b5-1.
•No trades may be effected under a plan until after the expiration of the periods below (a “Cooling Off Period”):

For Directors or Officers: the later of (1) 90 days after the adoption of the plan or (2) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, provided that such period will not be longer than 120 days after adoption of the plan.

For Persons Other than Directors or Officers: 30 days after the adoption of the plan.

A modification or change to the amount, price or timing of the purchase or sale of securities underlying an Approved 10b5-1 Plan is deemed to be a termination of that plan and the adoption of a new plan, which will trigger a new Cooling Off Period.
•With respect to any purchases or sale under an Approved 10b5-1 Plan, the third party effecting the transactions on behalf of the person should be instructed to send duplicate confirmations of all such transactions to the Chief Financial Officer.
•Purchases or sales must occur pursuant to the contract, instructions or plan.
•The contract, instructions or plan may not be modified by the person while such person is aware of material, non-public information regarding the Company.

•The person may not enter into or alter a corresponding or hedging transaction or position with respect to the securities covered by the plan.

To request review, fill out the “Request for Approval of a Rule 10b5-1 Trading Arrangement” form attached herein as Exhibit B and send it to the Chief Financial Officer for review.

Although not strictly prohibited under Rule 10b5-1 or this policy, the following actions might undermine the “good faith” requirement of Rule 10b5-1, and should be avoided:

•frequently amending an Approved 10b5-1 Plan after it is established;
•terminating an Approved 10b5-1 Plan before it is completed; and
•selling securities outside of an Approved 10b5-1 Plan while an Approved 10b5-1 Plan is in operation.

Pre-clearance of Transactions
Each of the Restricted Persons is required to obtain clearance in writing or through electronic mail from Compliance and the Chief Financial Officer before engaging in any transaction (acquisition, disposition, gift, contribution to a trust or other transfer, etc.) in Company securities during a permitted trading window (referred to as “pre-clearance”). A request for pre-clearance should be submitted to Compliance and copy to the Chief Financial Officer at least two business days in advance of the proposed transaction. Written permission will be given for a specified period (generally three business days), but the Restricted Person will continue to be subject to the prohibition on trading while aware of material, nonpublic information. A Restricted Person denied permission to engage in a transaction in Company securities may not disclose such denial to others, because any such disclosure could result in an unintended distribution of information about a pending material event.

To request review, fill out the “Request for Purchase/Sale Securities” form attached herein as Exhibit A and submitted to Compliance for review and copy to the Chief Financial Officer for review.

Former Employees
The Company’s policy will apply to former directors, officers and employees until the completion of the second full trading day following the next public release of the financial results for the fiscal quarter.

Other Restrictions
In addition, it is the Company’s policy that officers, directors and employees are not permitted to engage in any of the following activities with respect to securities of Titan without the prior permission of the Chief Financial Officer:
•Purchase on margin.
•Short sales.
•Trading in Company securities on a short-term basis. Any Company stock purchased in the open market should be held for a minimum of six months, and preferably longer.
•Buying or selling put options or call options or other derivative securities.
•Pledging Company stock.
•Other “hedging” transactions.

Any person who has a question concerning the propriety of a proposed transaction, or who has a question about the policy generally, is encouraged to contact the Chief Financial Officer and/or the General Counsel. In addition to serving as a resource regarding compliance with the insider trading laws, the Chief Financial Officer is responsible for monitoring compliance with this policy and is accountable to the Company’s Board of Directors. In the Chief Financial Officer’s absence, or for purposes of transactions involving the Chief Financial Officer, the General Counsel will fulfill the functions of the Chief Financial Officer hereunder.

Violations
Any person who violates the federal securities laws has committed a crime and may be subject to imprisonment and a criminal fine. A violator may also be personally liable in civil lawsuits for the harm caused by illegal trading by the violator or by third parties trading on material, non- public information provided by or through the violator. The SEC and courts have great power to impose penalties for violations of the insider trading provisions of the federal securities laws, and the SEC and governmental prosecutors vigorously enforce these insider trading laws against both institutions and individuals. The Company will cooperate with any state or federal law enforcement agency investigating or prosecuting individuals for allegedly trading on or transmitting material, non-public information.

In addition to federal securities law, profiting from, or unauthorized disclosure of, material, nonpublic information could also violate (1) state securities laws, (2) state right to financial privacy statutes, (3) federal and state laws relating to theft and conversion, and/or (4) confidentiality agreements between the Company and companies with which the Company does business.

You should note, however, that as a matter of law and corporate policy, you are ultimately responsible for conforming your actions to the requirements of the insider trading laws and this policy. Regardless of any advice or information you receive, you will bear the consequences of any legal or policy violations. Furthermore, the Chief Financial Officer’s failure to raise an objection to a transaction will not constitute a recommendation by the Company or any of its directors, officers or employees that you engage in that transaction.

Failure to observe and comply with all of the provisions contained in this policy may subject you to disciplinary action by the Company, including discharge. The Company reserves the right to amend this policy at any time, but intends to provide reasonable written notification of any such revision.

Appendix A

Restricted Persons

The following is the list of individuals who are deemed to be “Restricted Persons” under the Company’s policy on trading in Company securities:

1.All members of the board of directors of the Company
2.All executive officers of the Company, including all officers subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended
3.Any additional persons that the CFO or CAO in consultation with the General Counsel may from time to time designate as a Restricted Person because of their position with the Company and potential access to material nonpublic information
4.Immediate family members of all Restricted Persons, such as a spouse and minor children, and anyone living in the household of any Restricted Person